Exhibit 10.19

SEPARATION AGREEMENT
Effective as of January 2, 2019, (the “Effective Date”), this Separation Agreement (this “Agreement”) is entered into by and between, and shall inure to the benefit of and be binding upon, the following parties (sometimes collectively referred to herein as “the Parties”):
GARY A. NEWBERRY, hereinafter referred to as “Employee”; and
CALLON PETROLEUM COMPANY, a Delaware corporation, and its direct and indirect subsidiaries, hereinafter collectively referred to as the “Company.”
W I T N E S S E T H:
WHEREAS, Employee is currently an employee of the Company;
WHEREAS, the Parties mutually agree that the Employee ceased to serve as an officer of the Company and its direct and indirect subsidiaries effective as of December 10, 2018, and further agree that the Employee’s employment with the Company shall end effective January 31, 2019 (the “Resignation Date”);
WHEREAS, Employee and the Company mutually desire to establish and agree on the terms and conditions of Employee’s separation from service;
NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and obligations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Employee and the Company hereby agree as follows:
Section 1.Separation Benefits and Payments. Following the Resignation Date, all entitlement to compensation and benefits will cease except as required by applicable law or provided below. Employee will be entitled to (i) a lump-sum payment in an amount equal to Employee’s accrued but unused vacation days and (ii) reimbursement for unpaid business expenses incurred in the ordinary course of business. In addition, subject to the execution of this Agreement by Employee on or after the Effective Date and the lapse of the seven (7) day revocation period following Employee’s execution of this Agreement (the “Revocation Period”) without revocation of this Agreement or any part hereof by Employee, Employee shall be entitled to receive the following payments and benefits, to which Employee would not otherwise be entitled, subject to the terms and conditions set forth in this Agreement:
(a)Employee shall remain eligible to participate in the Company’s annual performance bonus program for 2018 performance. Any earned bonus will be awarded at the discretion of the Compensation Committee and will be paid, subject to Employee’s continued compliance with the terms of this Agreement, at the time that such bonus awards are normally paid for the year and in any event, no later than March 31, 2019;

(b)Company shall transfer to Employee the title to the Company vehicle currently used by Employee within ten (10) days following the Resignation Date;
(c)For purposes of the outstanding equity awards granted to Employee under the Callon Petroleum Company 2011 Omnibus Incentive Plan or the Callon Petroleum Company 2018 Omnibus Incentive Plan (as amended from time to time, the “Plans”):
(i) for performance stock units that were awarded in 2016, the awards will vest, if at all, in accordance with the existing terms of such awards (i.e., vesting will be based on the extent to which the performance metric for such awards is satisfied);
(ii) for restricted stock units that were awarded in 2016, the awards will vest, if at all, in accordance with the existing terms of such awards; provided that, such awards will no longer be subject to forfeiture based on a failure to remain employed as of the relevant vesting date, subject to Employee’s continued compliance with the terms of this Agreement;
(iii) for performance stock units that were awarded in 2017 and 2018, such awards shall vest, if at all, in accordance with the existing terms of such awards; provided that, such awards will no longer be subject to forfeiture based on a failure to remain employed as of the relevant vesting date, subject to Employee’s continued compliance with the terms of this Agreement; and
(iv) for restricted stock units that were awarded in 2017 and 2018, such awards shall vest in full as of the Resignation Date.
To the extent necessary to give effect to the provisions of Section 1(c) above, the applicable equity award grant agreements shall be deemed amended by the provisions of Section 1(c) above, as applicable. All payments made pursuant to this Section 1 shall be subject to appropriate tax withholding and are subject to all the terms and conditions of this Agreement.
Section 2.Release of Claims.
(a)General Release by Employee. In consideration of the foregoing, which Employee hereby expressly acknowledges as good and sufficient consideration for the releases provided below, Employee hereby unconditionally and irrevocably releases, acquits and forever discharges, to the fullest extent permitted by applicable law, the Company and each of its subsidiaries, divisions, affiliates, operating companies, predecessors and successors, as well as all of the current and former employees, officers, directors, owners, shareholders, partners, representatives, agents and affiliates of each of them (collectively, the “Released Parties”), from any and every action, cause of action, complaint, claim, demand, administrative charge, legal right, compensation, obligation, damages (including consequential, exemplary and punitive damages), liability, cost or expense (including attorney’s fees) that Employee has, may have or may be entitled to from or against any of the Released Parties, whether legal, equitable or administrative, whether known or unknown, which arises directly or indirectly out of, or is based on or related in any way to Employee’s employment with, compensation and benefits from, termination of employment from, service for or other affiliation with the Company, including any such matter arising from the negligence, gross negligence or reckless, willful or wanton misconduct of any of the Released Parties (together, the “Released Claims”); provided, however, that this Release does not apply to, and the Released Claims do not include: (i) any claims arising solely and specifically under the U.S. Age Discrimination in Employment Act of 1967 after the date this Agreement is executed by Employee; (ii) any claim for indemnification (including under the Company’s organizational documents or insurance policies) arising in connection with an action instituted by a third party against the Company or any of its affiliates or Employee, in his capacity as an officer, director, manager, employee, agent or other representative of the Company or any of its affiliates; (iii) any claims for vested benefits under the Company’s 401(k) plan; (iv) any claims relating to Employee’s eligibility to continue participating in health coverage currently available to Employee in accordance with COBRA, subject to the terms, conditions and restrictions of that Act; (v) any claim arising from any breach or failure to perform any provision of this Agreement; or (vi) any claim for worker’s compensation benefits or any other claim that cannot be waived by a general release.
(b)Release to be Full and Complete; Waiver of Claims, Rights and Benefits. The parties intend this Release to cover any and all such Released Claims, whether they are contract claims, equitable claims, fraud claims, tort claims, discrimination claims, harassment claims, whistleblower or retaliation claims, personal injury claims, constructive or wrongful discharge claims, emotional distress claims, pain and suffering claims, public policy claims, claims for debts, claims for expense reimbursement, wage claims, claims with respect to any other form of compensation, claims for attorneys’ fees, other claims or any combination of the foregoing, and whether they may arise under any employment contract (express or implied), policies, procedures, practices or by any acts or omissions of any of the Released Parties or whether they may arise under any state, local or federal law, statute, ordinance, rule or regulation, including all Texas employment discrimination laws, Chapter 21 of the Texas Labor Code, the Texas Payday Act, all U.S. federal discrimination laws, the U.S. Age Discrimination in Employment Act of 1967, the U.S. Employee Retirement Income Security Act of 1974, Title VII of the U.S. Civil Rights Act of 1964, the U.S. Civil Rights Act of 1991, the U.S. Rehabilitation Act of 1973, the U.S. Americans with Disabilities Act of 1990, the U.S. Equal Pay Act, the U.S. National Labor Relations Act, the U.S. Older Workers Benefit Protection Act, the U.S. Worker Adjustment and Retraining Notification Act, the U.S. Family and Medical Leave Act, the U.S. Sarbanes-Oxley Act of 2002 or common law, without exception. As such, it is expressly acknowledged and agreed that this Release is a general release, representing a full and complete disposition and satisfaction of all of the Company’s and any Released Party’s real or alleged legal obligations to Employee except as explicitly provided for herein. Employee understands and agrees, in compliance with any law, statute, ordinance, rule or regulation which requires a specific release of unknown claims or benefits, that this Agreement includes a release of unknown claims, and Employee hereby expressly waives and relinquishes any and all Released Claims and any associated rights or benefits that Employee may have, including any that are unknown to Employee at the time of the execution this Agreement. On or after the Resignation Date, as a condition to receiving the benefits set forth in Section 1, Employee agrees that he shall execute another release covenant not to sue of all Released Claims against the Released Parties to be effective on the Resignation Date.

(c)Certain Representations of Employee. Employee represents and warrants that: (i) Employee is the sole and lawful owner of all rights, titles and interests in and to all Released Claims; and (ii) Employee has the fully legal right, power, authority and capacity to execute and deliver this Agreement.
(d)Covenant Not to Sue. Employee expressly agrees that neither Employee nor any person acting on Employee’s behalf will file or bring or permit to be filed or brought any lawsuit or other action before any court, agency or other governmental authority for legal or equitable relief against any of the Released Parties involving any of the Released Claims. In the event that such an action is filed against any of the Released Parties, Employee agrees that such Released Parties are entitled to legal and equitable remedies against Employee, including an award of attorney’s fees. However, it is expressly understood and agreed that the foregoing sentence shall not apply to any action filed by Employee that is narrowly limited to seeking a determination as to the validity of this Agreement and enforcement thereof.
(e)Protected Disclosures. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, including any provision in Sections 4, 5 or 6, the Company and Employee further agree that nothing in this Agreement (i) limits Employee’s ability to file a charge or complaint with the EEOC, the NLRB, OSHA, the SEC or any other federal, state or local governmental agency or commission (“Government Agencies”); (ii) limits Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information and reporting possible violations of law or regulation or other disclosures protected under the whistleblower provisions of applicable law or regulation, without notice to the Company; or (iii) limits Employee’s right to receive an award for information provided to any Government Agencies. Should Employee file a charge or complaint with any Government Agency, or should any governmental entity, agency or commission file a charge, action, complaint or lawsuit against any of the Released Parties based on any Released Claim, Employee agrees not to seek or accept any resulting payment from the Released Parties.
Section 3.Return of Materials, Nondisparagement, Noncompetition, Nonsolicitation, Confidentiality and Other Undertakings. Employee acknowledges that, pursuant to the terms of the Executive Severance Compensation Agreement between Employee and the Company, as last updated and dated as of September 18, 2017 (the “ 2017 Severance Agreement”), Employee is subject to confidentiality, nonsolicitation and noncompetition obligations following termination of employment. The parties agree that such obligations are hereby amended and restated pursuant to this Section 3 of this Agreement.
(a)Return of Materials. On or promptly after the Resignation Date, Employee shall return to the Company with no request being required of the Company: (i) any and all documents, records, files, reports, memoranda, plans, letters and any other data in Employee’s possession regardless of the medium maintained, held or stored that relate in any way to the business or operations of the Company; and (ii) any credit cards, keys, access cards, calling cards, computer equipment and software, telephone, facsimile or other equipment or property of the Company.
(b)Nondisparagement.

(i)
Employee shall refrain from making, directly or indirectly, in any public or private communication any criticisms or negative or disparaging comments about the Company or any of the other Released Parties, or about any aspect of the respective businesses, operations, financial results or prospects of the Company, including comments relating to Employee’s separation from employment.

(ii)
The directors and officers of the Company shall refrain from making, directly or indirectly, in any public or private, any criticisms or negative or disparaging comments about Employee, or about any aspect of the employment relationship between the Company and Employee, including comments relating to Employee’s separation from employment.

(iii)
Notwithstanding the foregoing, it is understood and agreed that nothing in this Section 3(b) is intended to  prevent either party or the Released Parties from (x) testifying truthfully in any legal proceeding brought by any governmental authority or other third party or interfere with any obligation to cooperate with or provide information to any government agency or commission or (y) consulting with legal counsel with respect to the interpretation or enforcement of this Agreement.

(c)Noncompetition. Employee agrees that during the term of the Employee’s employment with the Company and for a period of one (1) year following the Resignation Date, he shall not, directly or indirectly, compete with the Company by providing services to any other person, partnership, association, corporation, or other entity that is an “Oil and Gas Business” in the Permian Basin. As used herein, an “Oil and Gas Business” means owning, managing, acquiring, attempting to acquire, soliciting the acquisition of, operating, controlling, or developing Oil and Gas interests, or engaging in or being connected with, as a principal, owner, officer, director, employee, shareholder, promoter, consultant, contractor, partner, member, joint venture, agent, equity owner or in any other capacity whatsoever, any of the foregoing activities of the oil and gas exploration and production business. The parties agree that the above restrictions on competition are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictions on competition. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 3(c) is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.
(d)Nonsolicitation. During the term of Employee’s employment with the Company and for a period of three (3) years following the Resignation Date, Employee shall not, on his own behalf or on behalf of any other person, partnership, association, corporation, or other entity: (a) directly, indirectly, or through a third party hire or cause to be hired; (b) directly, indirectly, or through a third party solicit; or (c) in any manner attempt to influence or induce any employee of the Company or its subsidiaries or affiliates to leave the employment of the

Company or its subsidiaries or affiliates, nor shall he use or disclose to any person, partnership, association, corporation, or other entity any information obtained concerning the names and addresses the Company’s employees. The parties agree that the above restrictions on hiring and solicitation are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more such restrictions on hiring and solicitation shall not render invalid or unenforceable any remaining restrictions on hiring and solicitation. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 3(d) is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.
(e)Cooperation. Employee agrees to be reasonably available to the Company Entities or their representatives (including their attorneys) to provide information and assistance as requested by the Company. Such information and assistance may include testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company in connection with any investigation, claim or suit. The Employee further agrees not to voluntarily assist any non-governmental adverse party in an action or claim against the Company. Any cooperation required of Employee shall not unreasonably interfere with Employee’s other business endeavors.
(f)Confidentiality and Trade Secrets. The Employee promises not to use in any way or disclose any of the Trade Secrets (as such term is defined in the 2017 Severance Agreement) or any other confidential and proprietary information that is not generally known to the public (collectively, and including Trade Secrets, “Confidential Information”) directly or indirectly, either during or after the term of his employment, except as required in the course of his employment with the Company, if required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by the Employee. All files, records, documents, information, data, and similar items relating to the business of Company, whether prepared by the Employee or otherwise coming into his possession, will remain the exclusive property of Company and may not be removed from the premises of Company under any circumstances without the prior written consent of Company (except in the ordinary course of business during the Employee’s period of active employment under this Agreement), and in any event must be promptly delivered to Company upon termination of the Employee’s employment with Company. The Employee agrees that upon his receipt of any subpoena, process, or other requests to produce or divulge, directly or indirectly, any Confidential Information to any entity, agency, tribunal, or person, whether received during or after the term of the Employee’s employment with Company, the Employee shall timely notify and promptly deliver a copy of the subpoena, process, or other request to Company. For this purpose, the Employee irrevocably nominates and appoints Company (including any attorney retained by Company), as his true and lawful attorney-in-fact, to act in the Employee’s name, place, and stead to perform any act that the Employee might perform to defend and protect against any disclosure of any Confidential Information. The parties agree that the above restrictions on confidentiality and disclosure are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on confidentiality and disclosure shall not render invalid or unenforceable any remaining restrictions on confidentiality and disclosure. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 3(f) is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable
(g)Enforcement of Covenants. Employee acknowledges that the injury that would be suffered by the Company as a result of a breach or threatened breach of the provisions of this Section 3 would be immediate and irreparable and that, because of the difficulty of measuring economic loss of any such breach or threatened breach, an award of monetary damages to the Company for any such breach would be an inadequate remedy. Accordingly, in the event that the Company determines that Employee has breached or attempted to breach or is threatening to breach any provision of this Section 3, in addition to any other remedies at law or in equity that any of the Company may have available to it, it is agreed that the Company shall be entitled, upon application to any court of proper jurisdiction, to temporary or permanent restraining orders or injunctions against Employee prohibiting such breach or attempted or threatened breach, without the necessity of: (i) proving immediate or irreparable harm; (ii) establishing that monetary damages are inadequate or that the Company does not have an adequate remedy at law; or (iii) posting any bond with respect thereto.
(h)Repayment and Forfeiture. Employee agrees that in the event that Employee breaches or challenges any term of Sections 2 or 3 hereof, and all or any part of Sections 2 or 3 are found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction or an arbitrator in a proceeding between Employee and Company, in addition to any other remedies at law or in equity the Company may have available to it, the Company shall not be obligated to make any of the payments and may cease to make such payments or to provide for any of the benefits specified in Section 1 hereof, and shall be entitled to recoup from Employee any and all of the value of the payments and benefits provided pursuant to Section 1 hereof that have vested or been paid pursuant to that Section.
Section 4.Entire Agreement; Amendment; Third-Party Beneficiaries. Employee and the Company agree and acknowledge that this Agreement contains and comprises the entire agreement and understanding between the parties with respect to the subject matter hereof, that no other representation, promise, covenant or agreement of any kind whatsoever has been made to cause either party hereto to execute this Agreement, that all agreements and understandings between the parties with respect to the subject matter hereof are embodied and expressed in this Agreement and that this Agreement supersedes all prior agreements, negotiations, discussions, understandings and commitments, written or oral, between the parties hereto with respect to such subject matter including, without limitation, the 2017 Severance Agreement. The parties also agree that the terms of this Agreement shall not be amended or changed except in writing and signed by Employee and a duly authorized agent of the Company. The parties to this Agreement further agree that this Agreement shall be binding on and inure to the benefit of Employee and the Company and the Company’s successors and assigns. Except to the extent otherwise provided in this Agreement with respect to the Company and the Released Parties, the provisions of this Agreement shall not confer upon any third party any remedy, claim, liability, reimbursement or other right in excess of those existing without reference to this Agreement.
Section 5.Timing and Consultation with Counsel. Employee acknowledges that (i) he has been given a reasonable period of time, not less than twenty-one (21) days, to consider, and to request changes to, this Agreement and that if he signs this Agreement prior to the end of the 21-day time period he knowingly and voluntarily elected to do so; (ii) he has been advised to discuss the terms of this Agreement with legal counsel of his own choosing; (iii) he was advised that, if accepted, the Agreement could be revoked, in writing, for up to seven (7) days following the date of such acceptance; and (iv) if he revokes this Agreement, his separation from employment as of the Resignation Date shall nevertheless remain effective and he will not be entitled to any of the payments or benefits set forth in Sections 1(a), (b) or (c) hereof.
Section 6.Revocation. Notwithstanding any other provision in this Agreement to the contrary, Employee may revoke this Agreement, in writing, for up to seven (7) days following the date of Employee’s execution of this Agreement, by delivering a written notice of Employee’s revocation of this Agreement to the Company. Any such notice of revocation shall be delivered via email and certified mail to the General Counsel of the Company at 1401 Enclave Parkway, Houston, Texas 77077 (email address: mecklund@callon.com).
Section 7.Applicable Law; Venue. This Agreement shall be interpreted and construed in accordance with the substantive laws of the State of Texas, without giving effect to any conflicts of laws provisions thereof that would result in the application of the laws of any other jurisdiction. THE EXCLUSIVE VENUE FOR THE RESOLUTION OF ANY DISPUTE RELATING TO THIS AGREEMENT OR EMPLOYEE’S EMPLOYMENT (EXCEPT FOR ANY DISPUTE THAT MAY BE SUBJECTED TO ARBITRATION BY MUTUAL AGREEMENT OF THE PARTIES HERETO AFTER THE DATE HEREOF) SHALL BE IN THE STATE AND FEDERAL COURTS LOCATED IN HARRIS COUNTY, TEXAS AND THE PARTIES HEREBY EXPRESSLY CONSENT TO THE JURISDICTION OF THOSE COURTS.
Section 8.Section 409A; Other Tax Matters. This Agreement is intended to provide payments that are exempt from or compliant with the provisions of Section 409A of the U.S. Internal Revenue Code of 1986 (the “Code”) and related regulations and Treasury pronouncements (“Section 409A”), and the Agreement shall be interpreted accordingly. Notwithstanding anything herein to the contrary, if on the date of Employee’s separation from service Employee is a “specified employee,” as defined in Section 409A, then all or a portion of any separation payments, or benefits under this Agreement that would be subject to the additional tax provided by Section 409A(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the first day of the seventh month following Employee’s separation from service date (or, if earlier, Employee’s date of death) and shall be paid as a lump sum (without interest) on such date. For purposes of this Agreement, a termination of Employee’s employment must be a “separation from service” for purposes of Section 409A. For purposes of the application of Section 409A, each payment in a series of payments will be deemed a separate payment. Employee acknowledges and agrees that Employee has obtained no advice from the Company, or any of their respective officers, directors, employees, attorneys or other representatives, and that none of such persons or entities have made any representation regarding the tax consequences, if any, of Employee’s receipt of the payments, benefits and other consideration provided for in this Agreement. Employee further acknowledges and agrees that Employee is personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any payments and other consideration received by Employee under this Agreement. Employee agrees to indemnify the Company and hold the Company harmless for any and all taxes, penalties or other assessments that Employee is, or may become, obligated to pay on account of any payments made and other consideration provided to Employee under this Agreement (including, without limitation, any amounts relating to or imposed by the operation of Section 409A of the Code).
Section 9.Miscellaneous Provisions.
(a)Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party hereto entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to either party hereto, it is in writing signed by such party or an authorized representative thereof. Failure on the part of the Company or Employee at any time to insist on strict compliance by the other party with any provisions of this Agreement shall not constitute a waiver of the obligations of either party hereto in respect thereof, or of either such party’s right hereunder to require strict compliance therewith in the future. No waiver of any breach of this Agreement shall be deemed to constitute a waiver of any other or subsequent breach.
(b)Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under applicable law, that provision shall be severable and this Agreement shall be construed and enforced as if that illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision, and there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
(c)Further Assurances. Employee shall, on request by the Company from time to time after the date hereof, execute, acknowledge and deliver to the Company such other documents and instruments as the Company may require to give effect to the provisions of this Agreement, including a confirmatory release of the Released Claims as of the Resignation Date.
(d)Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
[Signature page follows]

I HAVE READ THE FOREGOING SEPARATION AGREEMENT, I FULLY UNDERSTAND ITS TERMS AND THAT I MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY EXECUTING IT, AND I HAVE VOLUNTARILY EXECUTED IT ON THE DATE WRITTEN BELOW, SIGNIFYING THEREBY MY ASSENT TO AND WILLINGNESS TO BE BOUND BY, ITS TERMS:
By:______________________________________
Gary A. Newberry

Date_____________________________________

CALLON PETROLEUM COMPANY

By:______________________________________
Name: Joseph C. Gatto, Jr.
Title: President & Chief Executive Officer